Exhibit 5.1

June 5, 2018

InfoSonics Corporation

48 NW 25th Street

Miami, Florida 33127

Re:	Registration Statement on Form S-3 Filed by InfoSonics Corporation

Ladies and Gentlemen:

We have acted as counsel to InfoSonics Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-204469) (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), the prospectus supplement dated June 1, 2018 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “First Prospectus Supplement”), and the prospectus supplement dated June 1, 2018 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Second Prospectus Supplement” and, together with the Base Prospectus and the First Prospectus Supplement, the “Prospectus”) with respect to the issuance and sale by the Company of an aggregate of 885,346 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  The Shares are being sold pursuant to the terms of one or more Subscription Agreements, each dated June 1, 2018, by and between the Company and the purchaser named therein (each, a “Subscription Agreement”).

We have examined the Registration Statement, the Prospectus, the Subscription Agreements and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Subscription Agreements and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Subscription Agreements, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP